EXHIBIT 99.1



                           EDISON BROTHERS STORES INC.
501 North Broadway  Post Office Box 14020  St. Louis, Missouri 63178-4020 U.S.A.
                    Phone (314) 331-6000   Fax (314) 331-7200


FOR IMMEDIATE RELEASE For further information, contact:

                                             David B. Cooper, Jr., CFO
                                             314/331-6531
                                             Amy Calvin, Communications Director
                                             314/331-6588


                     EDISON BROTHERS EMERGES FROM CHAPTER 11

      RESTRUCTURING, MORE FOCUSED STRATEGY POSITION RETAILER FOR THE FUTURE

ST. LOUIS, September 26, 1997 - Edison Brothers Stores Inc., one of the largest specialty apparel and footwear retailers in North America, emerged today from Chapter 11. The emergence comes just 17 days after the U.S. Bankruptcy Court confirmed the company's plan of reorganization, which had been endorsed by the official committees representing its creditors and shareholders.
         "In less than two years, we have stabilized and strengthened our business and given Edison a much sharper focus as a specialty apparel, footwear and accessories retailer serving the youth and special size markets," said Alan Miller, the company's chairman and chief executive officer. "As a result, we believe the new Edison is positioned to meet its mission of being a great place to invest time and money for all its key stakeholders - customers, employees, vendors and investors."

APPROVED PLAN OF REORGANIZATION AND EXIT FINANCING

         Under the terms of the company's plan of reorganization, creditors will receive a combination of new corporate equity, cash, new corporate debt and other assets in settlement for their approximately $450 million of allowed claims. This represents an estimated recovery of approximately 91 cents on the dollar. All of the existing common stock will be canceled and current shareholders will receive eight-year warrants entitling them to purchase up to 9 percent of the new common stock on a fully diluted basis at a preset price of $16.40 per share. Current shareholders also will receive rights to purchase shares of new Edison common stock.
         The initial distributions pursuant to the plan, including the issuance of most of Edison's new common stock, will occur in late November. At that time, the company expects that the stock will begin trading on the NASDAQ National Market System or over-the-counter.
         In addition, Edison has completed arrangements for a five-year $200 million secured credit facility provided by Congress Financial and CIT.

RESTRUCTURING INITIATIVES

         After filing for Chapter 11 on Nov. 3, 1995, Edison began a comprehensive restructuring process with the immediate goal of improving the short-term health of the company. Efforts included consolidating the store base and selling the entertainment division to generate needed cash. Edison then implemented an aggressive turnaround strategy, including corporate and store-level initiatives designed to help the company reenergize its business by establishing a stronger brand equity for each of its nine chains.
         Key elements of Edison's restructuring initiatives at the store level have included streamlining operations, upgrading physical appearances, and improving merchandise quality and assortments to better reflect customer preferences. Behind the scenes, the company has improved merchandise planning and allocation, and standardized operational policies. Edison also has developed stronger relationships with vendors to improve merchandise quality and further streamline allocation and distribution processes.
         To support these initiatives and help Edison grow into the 21st century, the company initiated a complete overhaul of its computer systems and will spend $20 million to install a state-of-the-art, enterprise-wide computer system for all core functions.

BUSINESS STRATEGY AND OUTLOOK

         While Edison plans to continue to pursue corporate-level initiatives, much of its focus going forward will be on efforts to build strong identities and sales momentum for its individual chains.
         "The company has emerged from Chapter 11 with a new business strategy focused on the youth and special size markets, which show favorable demographic and economic trends, fit well with Edison's store concepts and offer the best potential for operational synergy," Miller said.

         Several of Edison's chains directly serve the expanding youth market -- customers in the 12-to-24 age range -- including 5-7-9 Shops, Shifty's, JW/Jeans West and Wild Pair. Others, such as J. Riggings and Bakers/Leeds, overlap the top end of the age range. In addition, Edison, has had excellent success in the men's big & tall segment with its REPP Ltd.
stores and REPP By Mail catalog operations.

NOTE ON FORWARD-LOOKING STATEMENTS

         Forward-looking statements in the "Business Strategy and Outlook" section of this release and all other statements that are not historical fact are subject to risks and uncertainties, which may cause the company's performance to vary. Specific risks include, but are not limited to, industry competition factors, unavailability of suitable retail space for expansion, difficulty in predicting or responding to fashion trend shifts, adverse or unseasonable weather that affects consumer shopping, and other risks identified in the company's filings with the Securities and Exchange Commission.
         Edison Brothers Stores Inc. operates JW/Jeans West, Coda, Oaktree, J. Riggings and REPP Ltd. Big & Tall menswear stores; REPP Ltd. and Phoenix Big & Tall men's catalogs; 5-7-9 Shops junior apparel stores; Bakers/Leeds, Precis and Wild Pair footwear stores; and Shifty's alternative apparel, footwear and accessories for teen boys and girls. With more than 1,600 stores in the United States, Canada, Puerto Rico and the Virgin Islands, Edison is one of the largest specialty retailers of apparel, footwear and accessories in North America.